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                                ARTICLES OF AMENDMENT
                                          TO
                              ARTICLES OF INCORPORATION
                                          OF
                             MANNING & NAPIER FUND, INC.


         MANNING & NAPIER FUND, INC. (the "Corporation"), a corporation organized under the laws of the State of Maryland, having its principal place of business at 1100 Chase Square, Rochester, New York 14604, does hereby certify to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940. As hereinafter set forth, the Corporation has classified its authorized, unissued and unclassified capital stock in accordance with Section 2-105(c) of the Maryland General Corporation Law and under authority contained in the Articles of Incorporation of the Corporation.

         SECOND: Pursuant to the authority contained in Section 2-605(a)(4) of the Maryland General Corporation Law and under authority contained in Article V of the Articles of Incorporation, the Board of Directors by a resolution adopted at a meeting held on September 25, 1997, voted to change the designation of its classes or series of common stock for the benefit of shareholders.

         THIRD: Pursuant to the requirements of Section 2-607 of the Maryland General Corporation Law, the Board of Directors has determined to file of record these Articles of Amendment, which Amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law, and was approved by a majority of the Board without action by shareholders, and that such Amendment is solely for the purpose of changing the designation of the Corporation's classes and series of common stock.

         FOURTH: The Articles of Amendment of the Corporation are hereby amended by changing the designations of the Corporation's classes and series of common stock set forth in Article V of the Articles of Incorporation, as supplemented, as follows:

    Class A Common Stock shall be designated as Small Cap Series Class A Shares; Class B Common Stock shall be designated as Maximum Horizon Series Class A Shares; Class C Common Stock shall be designated as Energy Series Class A Shares; Class D Common Stock shall be designated as Technology Series Class A Shares; Class E Common Stock shall be designated as Defensive Series Class A Shares; Class F Common Stock shall be designated as Financial Services Series Class A Shares; Class G Common Stock shall be designated as International Series Class A Shares; Class H Common Stock shall be designated as Tax Managed Series Class A Shares; Class I Common Stock shall be designated Life Sciences Series Class A Shares; Class J Common Stock shall be designated as Global Fixed Income Series Class A Shares; Class K Common Stock shall be designated as Blended Asset Series I Class A Shares; Class L Common Stock shall be designated as Blended Asset Series II Class A Shares; Class M Common Stock shall be designated as Flexible Yield Series I Class A Shares; Class N Common Stock shall be designated as Flexible Yield Series II Class A Shares; Class O Common Stock shall be designated as Flexible Yield Series III Class A Shares; Class P shall be designated as New York Tax Exempt Series Class A Shares; Class Q Common Stock shall be designated as Ohio Tax Exempt Series Class A Shares; Class R Common Stock shall be designated as Diversified Tax Exempt Series Class A Shares; Class T Common Stock shall be designated as World Fund Class A Shares; and Class U Common Stock shall be designated World Opportunities Series Class A Shares.

         FIFTH: As so redesignated each share of Small Cap Series Class A Shares, Maximum Horizon Series Class A Shares, Energy Series Class A Shares, Technology Series Class A Shares, Defensive Series Class A Shares, Financial Services Series Class A Shares, International Series Class A Shares, Tax Managed Series Class A Shares, Life Sciences Series Class A Shares, Global Fixed Income Series Class A Shares, Blended Asset Series I Class A Shares, Blended Asset Series II Class A Shares, Flexible Yield Series I Class A Shares, Flexible Yield Series II Class A Shares, Flexible Yield Series III Class A Shares, New York Tax Exempt Series Class A Shares, Ohio Tax Exempt Series Class A Shares, Diversified Tax Exempt Series Class A Shares, World Fund Class A Shares, and World Opportunities Series Class A Shares shall have all the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption that are set forth in the Corporation's Articles of Incorporation with respect to its shares of capital stock.

         SIXTH: The officers of the Corporation be, and each of them hereby is, authorized and empowered to execute and deliver any and all documents, instruments, papers and writings, including but not limited to these Articles of Amendment to be filed with the State Department of Assessments and Taxation of Maryland and to do any and all other acts in the name of the Corporation, or on its behalf, as may be necessary or desirable in connection with the furtherance of the foregoing resolutions.

         SEVENTH: The aforesaid action by the Board of Directors of the Corporation was taken pursuant to authority and power contained in the Articles of Incorporation of the Corporation.


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         IN WITNESS WHEREOF, MANNING & NAPIER FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary as of the 26th day of September, 1997.


                                       MANNING & NAPIER FUND, INC.



                                       By:
                                          /s/ B. Reuben Auspitz
                                               President


[SEAL]

Attest:



/s/ Jodi Hedberg
Secretary


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         THE UNDERSIGNED, President of MANNING & NAPIER FUND, INC., who
executed on behalf of said corporation the foregoing Articles of Amendment to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to the Charter to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                  /s/ B. Reuben Auspitz
                                       President


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